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                                                            EXHIBIT 99.4

                             ATRIA SOFTWARE, INC.
                                20 MAGUIRE ROAD
                        LEXINGTON, MASSACHUSETTS 02173

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 23, 1996

  A Special Meeting of Stockholders (the "Atria Meeting") of Atria Software, Inc., a Massachusetts corporation ("Atria"), will be held at the offices of Testa, Hurwitz & Thibeault, LLP, located at High Street Tower, 125 High Street, Boston, Massachusetts 02110, on Friday, August 23, 1996, at 12:00 noon, local time, to consider and act on the following matters:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization (the "Agreement") dated as of June 6, 1996, among Pure Software Inc., a Delaware corporation ("Pure"), CST Acquisition Corporation, a Massachusetts corporation and wholly owned subsidiary of Pure (the "Merger Sub"), and Atria, pursuant to which, among other matters (i) Merger Sub will be merged with and into Atria (the "Merger") and (ii) each share of Common Stock, $.01 par value per share ("Atria Common Stock"), of Atria will be converted into the right to receive, and become exchangeable for, 1.544615 shares of Common Stock, par value $.0001 per share ("Pure Common Stock"), of Pure (based on the closing stock prices of the Atria Common Stock and Pure Common Stock on June 5, 1996, the last trading day prior to the execution of the Agreement).

    2. To transact such other matters as may properly come before the Atria Meeting or any postponements or adjournments of the Atria Meeting.

  If the Agreement is approved by the stockholders of Atria at the Atria Meeting and effected by Atria, any stockholder (1) who files with Atria before the taking of the vote on the approval of such action, written objection to the proposed action stating that such stockholder intends to demand payment for such shares if the action is taken and (2) whose shares are not voted in favor of such action, has or may have the right to demand in writing from the surviving corporation, within 20 days after the date of mailing to such stockholder of notice in writing that the corporate action has become effective, payment for such stockholder's shares and an appraisal of the value thereof. Atria and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 85 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts. Following the Merger, based on the shares of Atria Common Stock and Pure Common Stock outstanding as of July 1, 1996, the former holders of Atria Common Stock will hold 55.7% of the Common Stock of the consolidated entity composed of Pure and Atria and their respective subsidiaries after the Merger (the "Combined Company Common Stock"), and the holders of Pure Common Stock prior to the Merger will hold 44.3% of the Combined Company Common Stock.

  Information relating to the above matters is set forth in the attached Prospectus/Joint Proxy Statement. Stockholders of record as of the close of business on July 19, 1996 will be entitled to notice of, and to vote at, the Atria Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Atria Meeting in person.

                                          By Order of the Board of Directors

                                          W. Geoffrey Stein
                                          Clerk

Lexington, Massachusetts
July 26, 1996

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ATRIA MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.